Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of enVVeno Medical Corporation on Form S-8 of our report dated March 28, 2022, with respect to our audits of the financial statements of enVVeno Medical Corporation as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of enVVeno Medical Corporation for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York NY

April 18, 2022